CONFIRMING STATEMENT

This Statement confirms that the undersigned, George A. Brizendine, has authorized and designated LaRae Mortensen, Judi Lindsay, Judy Moneypenny and Krystyn Gilbert each with full power to act alone, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Valley Bancorp. The authority of LaRae Mortensen, Judi Lindsay, Judy Moneypenny and Krystyn Gilbert under this Statement shall continue until the the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his/her ownership of or transactions in securites of Valley Bancorp, unless earlier revoked in writing. The undersigned acknowledges that LaRae Mortensen, Judi Lindsay, Judy Moneypenny and Krystyn Gilbert are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date:  06/15/2005                      Signature:  George A. Brizendine